Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                            December 14, 2009

Tandy Leather Factory Founder and former CEO Adopts Rule 10b5-1 Sales Plan

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (AMEX: TLF) (“the Company”) announced today that Ronald C. Morgan, one of the Company’s founders and former Company director and officer, has adopted a pre-arranged stock sales plan in accordance with Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended.  The plan allows for the sale of up to 400,000 shares of the Company’s common stock over a one year time period subject to price restrictions, quarterly sales volume limits and other contingencies.  The plan commences on December 14, 2009 and expires on December 30, 2010.

Mr. Morgan adopted the plan as part of his individual long-term strategy for asset diversification and liquidity.  In accordance with the trading plan, the sales will occur from time to time, and will be under the direction of Wells Fargo Advisors, LLC.  The shares to be sold under the plan represent approximately 30% of the total shares currently owned by Mr. Morgan and his wife.  If Mr. Morgan completes all the planned sales of shares under his Rule 10b5-1 plan, he would beneficially own approximately 893,000 shares (approximately 8.8%) of the Company’s outstanding stock.

SEC Rule 10b5-1 allows corporate officers and directors to adopt written, pre-arranged stock trading plans when they do not have material, non-public information.  Using these plans, insiders can gradually diversify their investment portfolios, can spread stock trades out over an extended period of time to reduce any market impact and can avoid concerns about whether they had material, non-public information when they sold their stock.

Tandy Leather Factory, Inc., (http://www.tandyleatherfactory.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 29 Leather Factory stores, located in 19 states and 3 Canadian provinces, 75 Tandy Leather retail stores, located in 36 states and 5 Canadian provinces, one combination wholesale/retail store located in the United Kingdom, and Mid-Continent Leather Sales, one store located in Oklahoma.  Its common stock trades on the NYSE Amex with the symbol "TLF".  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:	Shannon L Greene, Tandy Leather Factory, Inc.	(817) 872-3200 or sgreene@tandyleather.com
	Mark Gilbert, Magellan Fin, LLC	(317) 867-2839 or MGilbert@MagellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.